UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. 1 )

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Linkwell Corporation
(Name of Registrant as Specified in Its Charter)

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LINKWELL CORPORATION
1104 Jiatong Road
Jiading District
Shanghai, China  201807

telephone :(86) 21-5566-6258

Dear Shareholders:

We are writing to advise you that Linkwell Corporation intends to amend its Articles of Incorporation, as amended, to effect a reverse stock split of all of the outstanding shares of our common stock at a ratio of one for two hundred (1:200) (the “Reverse Stock Split”) .

This action was approved on May 24, 2012 by our Board of Directors, as amended on July 17, 2012 . In addition, the holders of 60.1% of our outstanding voting securities have approved these actions on July [•], 2012, by written consent in lieu of a special meeting of shareholders in accordance with the relevant sections of the Florida Business Corporations Act.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The accompanying Information Statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.  This Information Statement is first mailed to you on or about July [•], 2012.

Please feel free to contact us should you have any questions on the enclosed Information Statement.  We thank you for your continued interest in our company.

For the Board of Directors of
Linkwell Corporation

By:  /s/ Xuelian Bian
July [•], 2012                                                                           Xuelian Bian, Chief Executive Officer

i

LINKWELL CORPORATION
1104 Jiatong Road
Jiading District
Shanghai, China  201807

telephone :(86) 21-5566-6258

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT
OF MAJORITY SHAREHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the shareholders of Linkwell Corporation in connection with the adoption of the Articles of Amendment to our Articles of Incorporation, as amended (the “Articles of Amendment”) by written consents of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of special meetings.  On May 24, 2012 our Board of Directors approved the Articles of Amendment, as amended on July 17, 2012 .  In addition, on July [•], 2012, our executive officers and directors, and employee and our principal shareholders including our primarily corporate management consultant and our PRC law firm, who collectively own approximately 60.1% of our outstanding common stock, which is in excess of the required majority of our outstanding voting securities necessary for the adoption of this action, have executed a written consent approving the Articles of Amendment.  A copy of the form of Articles of Amendment is attached as Appendix A to this Information Statement.

The elimination of the need for a meeting of shareholders to approve this action is made possible by Section 607.0704 of the Florida Business Corporations Act which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting.  In order to eliminate the costs involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities. The record date for shareholders eligible to provide the written consent to us was July [•], 2012.

Pursuant to Section 607.0704 of the Florida Business Corporations Act, we are required to provide notice of the taking of the corporate action without a meeting of shareholders to all shareholders who did not consent in writing to such action.  This Information Statement serves as this notice.  This Information Statement is first being mailed on or about July [•], 2012 to shareholders of record, and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.  No dissenter’s rights are afforded to our shareholders under Florida law as a result of the adoption of the Articles of Amendment.

The entire cost of furnishing this Information Statement will be borne by us.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

OUR PRINCIPAL SHAREHOLDERS

As of July 17, 2012 we had 119,605,475 shares of our common stock and 9,581,973 shares of our Series C convertible preferred stock outstanding, which represent our voting securities.  Each share of common stock entitles the holder to one vote and each share of Series C convertible preferred stock entitles the holder to a number of votes equal to the number of shares of our common stock into which such shares would be convertible.  The Series C convertible preferred stock is convertible at any time following the Reverse Stock Split at the option of the holder into shares of our common stock on a one for one basis.  The shares of common stock and Series C convertible preferred stock vote together as a single class.  The following table sets forth information regarding the beneficial ownership of our common stock as of July 17 , 2012, giving proforma effect to the Reverse Stock Split, by:

•	each person known by us to be the beneficial owner of more than 5% of our voting securities;
•	each of our directors;
•	each of our named executive officers; and
•	our named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 1104 Jiatong Road, Jiading District, Shanghai, China  201807.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our securities outstanding on that date and all shares of our securities issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date.  Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our securities owned by them, except to the extent that power may be shared with a spouse.
	Common Stock		Series C convertible preferred stock		Total Voting %
Name of Beneficial Owner	Number of Shares	% of Class	Number of Shares	% of Class
Xuelian Bian (1)(3)	30,420,919	25.4%	0	-	23.5%
Wei Guan (2)(3)	15,602,551	13.0%	0	-	12.1%
Song Qiang Chen (5)	0	0	0	0	0
Ling Li	0	0	0	0	0
All officers and directors as a group (two persons)(1)(2)(3)	46,023,470	38.5%	0	-	35.6%
Shanghai Haimai Law Firm (4)	8,350,000	7.0%	0	-	6.5%
Metamining, Inc. (5)	3,000,000	(5)	9,000,000	93.9%	7.0%
CD International Enterprises, Inc. (6)	10,000,000	8.4%	581,973	6.1%	8.2%

(1)           Includes 20,420,919 shares of our common stock held of record by Linkwell International Capital Ltd.  See footnote 3.

(2)           Includes 13,602,551 our common stock held of record by Linkwell International Capital Ltd.   See footnote 3.

(3)           Messrs. Bian and Guan, our executive officers and directors, are the owners of Linkwell International Capital Ltd.  Mr. Bian has voting and investment power over 20,420,919 shares of our common stock held of record by Linkwell International Capital, Ltd.  Mr. Guan has voting and investment power over 13,602,551 shares of our common stock held of record by Linkwell International Capital, Ltd.

(4)           Shanghai Haimai Law Firm’s address is Room 701, Shanghai Guo Tai Road 111, Fu Dan Science Park, Shanghai, China  200433.  Shengyao Wu has voting and investment power over the shares of our common stock owned by Shanghai Haimai Law Firm.

(5)           The number of shares of our common stock owned by Metamining, Inc. includes 3,000,000 shares issuable upon the exercise of outstanding Series C common stock purchase warrants which are exercisable at any time following the effectiveness of the Reverse Stock Split at an exercise price of $5.00 per share.  Metamining, Inc.’s address is 1605 E. Hillsdale Boulevard, Suite 318, Forest City, CA  94406.  Song Qiang Chen, a member of Board of Directors, has voting and investment power over securities owned by Metamining, Inc.

(6)           The number of shares beneficially owned by CD International Enterprises, Inc. includes:

•	10,000,000 shares of our common stock held of record by Capital One Resources Co., Ltd. Inc.; and

•	581,973 shares of our Series C convertible preferred stock held of record by China Direct Investments, Inc.

Both Capital One Resources Co., Ltd. and China Direct Investments, Inc. are subsidiaries of CD International Enterprises, Inc.  James Wang Ph.D., Chief Executive Officer of CD International Enterprises, Inc., has voting and dispositive control over securities held by these companies. CD International Enterprises, Inc.’s address is 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441.

THE ARTICLES OF AMENDMENT

When effective, the Articles of Amendment will amend our Articles of Incorporation, as amended, to effect the Reverse Stock Split.

At July 17 , 2012 we had 119,605,475 shares of our common stock issued and outstanding.  The Reverse Stock Split provides that each two hundred (200) shares of our common stock outstanding immediately prior to the Effective Date (as hereinafter defined) of the Articles of Amendment (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), thereby reducing the number of outstanding shares of our common stock to approximately 598,027 shares, subject to rounding.  The Reverse Stock Split does not change the par value of our common stock or the number of shares of our common stock authorized for issuance, nor does it change the number of authorized shares of our preferred stock, including the Series C convertible preferred stock, or otherwise impact the designations of those shares.  The New Shares will be fully paid and non-assessable and the New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares.

Purpose and Effect of Reverse Stock Split

Our common stock is currently quoted on the OTC Bulletin Board under the symbol "LWLL."  On July 17 , 2012, the last day trading in our common stock has occurred, the last sale price of our common stock was $0. 0 2 per share.  Our Board of Directors believes that current low price of our common stock negatively impacts our credibility as a viable business enterprise.  In addition, we need to raise significant additional capital to fund our operations following the transaction with Metamining Nevada, Inc. (“Metamining Nevada”), now our subsidiary.  Our Board of Directors believes that the relatively low per-share market price of our common stock adversely impacts the ability of our company to raise the necessary funds and impairs the acceptability of our common stock to members of the investing public, including institutional investors.  For instance, many analysts will not, or are not permitted, to initiate coverage on any securities that trade below $5.00 and certain investors view low-priced stock as unattractive or, as a matter of policy, are precluded from purchasing low-priced securities.  However, certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities.

Because brokerage commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of our common stock can result in individual shareholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher.  This factor also may limit the willingness of institutions to purchase our common stock at its current price levels.  For these reasons our Board of Directors has chosen to adopt and recommend the Reverse Stock Split.  We are not, however, a party to any agreement or commitment to raise additional capital as of the date of this Information Statement, nor can we be certain that the Reverse Stock Split will have a long-term positive effect on the market price of our common stock or increase our abilities to enter into financing transactions in the future.

The market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding.  These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per New Share may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. In the future, the market price of common stock following the Reverse Stock Split may not equal or exceed the market price prior to the Reverse Stock Split.  In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.  In addition, the split will increase the number of shareholders who own odd-lots.  An odd-lot is fewer than 100 shares.  Such shareholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The Reverse Stock Split will affect all of the holders of our common stock uniformly.  On the Effective Date of the Articles of Amendment, each shareholder will own a reduced number of shares of our common stock, but will hold the same percentage of the outstanding shares of our common stock as the shareholder held prior to the Effective Date of the Articles of Amendment. Any fractional shares existing as a result of the Reverse Stock Split will be rounded to the next higher whole share.

The designations, rights and preferences of our Series C convertible preferred stock provide that these shares are convertible at the option of the holders into shares of our common stock, on a one for one basis, at any time following the Reverse Stock Split.  In addition, the outstanding Series C common stock purchase warrants are exercisable into 3,000,000 shares of our common stock at an exercise price of $5.00 per share at any time following the Reverse Stock Split.  If either holder should elect to convert the shares, or exercise this warrant, the issuance of the additional shares of our common stock will create significant dilution to our existing common shareholders.

The Board considered reducing the number of shares of authorized common stock in connection with the Reverse Stock Split, but determined that the availability of additional shares may be beneficial to our company in the future for possible issuances.  The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by the shareholders or the time delay involved in obtaining shareholder approval (except to the extent that approval is otherwise required by applicable law). Such purposes could include effecting future financing transactions through the issuance of shares of our common stock or securities convertible into shares of our common stock.

Because the Reverse Stock Split results in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect.  Although the Reverse Stock Split is not being undertaken by the Board for this purpose, in the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Articles of Incorporation, as amended, would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the Board.  However, it is also possible that an indirect result of the anti-takeover effect of the Reverse Stock Split could be that shareholders will be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our common stock, if the same was so offered by a party attempting a hostile takeover of our company.  We are not aware of any party's interest in or efforts to engage in a hostile takeover attempt as of the date of this Information Statement.

The Reverse Stock Split will have the following effects upon our common stock:

•	The number of shares owned by each holder of common stock will be reduced two hundred fold;
•
The number of shares of our common stock which will be issued and outstanding after the Reverse Stock Split will be reduced from 119,605,475 shares to approximately 598,027 shares, subject to rounding;

•	The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;
•	The par value of the common stock will remain $0.0005 per share;
•
The stated capital on our balance sheet attributable to the common stock will be decreased two hundred times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased;

•	There will be no change in the number of our authorized shares of common stock;
•	There will be no change in our authorized preferred stock or in the designations, rights and preferences of the Series C convertible preferred stock;
•
The conversion ratio of our Series C convertible preferred stock will not be impacted.  Accordingly, on an as-converted basis, the holders of those shares will own 94% of our outstanding common stock after the Reverse Stock Split, a substantial increase from the 8.4% they now hold, should they elect to convert such shares into shares of our common stock;

•	The number of shares reserved for issuance under our 2010 Equity Compensation Plan will be proportionately reduced from 24,000,000 shares to 120,000 shares;
•
With the exception of our Series C common stock purchase warrants, all outstanding options and warrants entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, two hundred times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the Reverse Stock Split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the Reverse Stock Split; and

•	The exercise price and number of shares of our common stock underlying the Series C common stock purchase warrants will not be impacted by the Reverse Stock Split.

Certain Federal Income Tax Consequences

The Reverse Stock Split should not result in any recognition of gain or loss.  The holding period of the New Shares will include the shareholder’s holding period for the corresponding Old Shares owned prior to the Reverse Stock Split.  The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a shareholder’s original shares.  Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.  Our beliefs regarding the tax consequence of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.  This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only.  Each shareholder should consult their own tax adviser concerning the particular U.S. federal tax consequences of the Reverse Stock Split, as well as any consequences arising under the laws of any other taxing authority, such as any state, local or foreign income tax consequences to which they may be subject.

To ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this Information Statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Internal Revenue Code; (b) any such discussion has been included by us in furtherance of the reverse stock split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

No dissenter’s rights

Under Florida law shareholders are not entitled to dissenter’s rights of appraisal with respect to the Articles of Amendment.

How the Articles of Amendment will be enacted

The Reverse Stock Split will be effected by the filing of the Articles of Amendment with the Secretary of State of Florida.  The Articles of Amendment will specify the effective date of August [•], 2012 (the “Effective Date”) which is 20 days after this Information Statement was first mailed to our shareholders.  The Reverse Stock Split will occur on the Effective Date without any further action on the part of our shareholders.

Because our common stock is currently quoted on the OTC Bulletin Board, the Reverse Stock Split will also require processing by FINRA pursuant to Rule 10b-17 of the Securities Exchange Act of 1934 in order for these actions to be recognized in the market for trading purposes.  We expect to receive FINRA’s clearance prior to the Effective Date.  Our common stock will be quoted on the OTC Bulletin Board at the post-split price on the Effective Date. The Reverse Stock Split will not result in a change to either our trading symbol on the OTC Bulletin Board and the CUSIP number of our common stock.

Following the Reverse Stock Split, the share certificates representing the Old Shares will continue to be valid.  In the future, new share certificates will be issued reflecting the Reverse Stock Split, but this in no way will effect the validity of your current share certificates.  After the Effective Date, each share certificate representing Old Shares will be deemed to represent 1/200th share of our common stock.  Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, Signature Stock Transfer, Inc.   We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a shareholder has held their existing pre-split shares will be included in the total holding period.  We will bear the costs of the issuance of the additional stock certificates.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not presented herein or delivered herewith.  Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge.  Requests for such documents should be directed to Corporate Secretary, 1104 Jiatong Road, Jiading District, Shanghai, China  201807, telephone (86) 21-5566-6258.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

LINKWELL CORPORATION

By: /s/ Xuelian Bian
      Xuelian Bian, CEO

APPENDIX A

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
LINKWELL CORPORATION

Pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida, the undersigned Chief Executive Officer of Linkwell Corporation, a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), bearing document number P900000095861, does hereby certify:

First, that pursuant to the unanimous written consent of the Board of Directors of this Corporation pursuant to Section 607.0821 of the Business Corporation Act, on July 17 , 2012, the Board of Directors approved the following amendment to Article II, Capital Stock , of the Corporation's Articles of Incorporation, as amended:

ARTICLE III - CAPITAL STOCK

On the date of effective date of these Articles of Amendment, the Corporation will effect a reverse stock split (the “Reverse Stock Split”) of its outstanding Common Stock pursuant to which every two hundred (200) issued and outstanding shares of the Corporation's Common Stock, par value $0.0005 (the “Old Common Stock”), shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable shares of Common Stock, par value $0.0005 (the “New Common Stock”).  Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, further, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

Third, these Articles of Amendment shall be effective on August [__], 2012.

Fourth, the foregoing amendments were approved and adopted by the written consent of shareholders of the Corporation effective July [__], 2012 pursuant to the provisions of Section 607.0704 of the Business Corporation Act, which such consenting shareholders had not less than the minimum number of votes that would have been necessary to authorize or take such actions at a meeting at which the holders of all shares entitled to vote thereon were present and voted.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed these Articles of Amendment as of July [__], 2012.

___________________________
Xuelian Bian, Chief Executive Officer